EXHIBIT 99.1

News Release

For Immediate Release	Contact Information:
Friday, September 19, 2008	Dave Gibbs, President and CEO
(832) 375-0330

SOUTHERN STAR ENERGY ANNOUNCES CONTINUITY OF OPERATIONS DURING HURRICANE IKE AND STATUS UPDATE OF ATKINS-LINCOLN WELL 17-2

HOUSTON – (PR Newswire) – September 19, 2008 – Southern Star Energy Inc. (OTCBB: SSEY, the “Company”), a fast-growing E&P company with reserves and production from leases located in northern Louisiana, today announced the Company experienced no interruptions in field operations, production, or drilling operations during or following the passage of Hurricane Gustav and Hurricane Ike. The Company experienced no damage to field equipment, and there were no injuries to any of the Company’s personnel as a result of the storms.

The Atkins-Lincoln 17-2 Well, the Company’s first Haynesville test well and the second well in the Company’s 2008 development program, spudded on September 11, 2008. This well is drilling ahead at approximately 7,000 feet. While drilling through the Rodessa at 4,600 feet, the Company noted a gas kick of 291 units over a 25 foot interval, and the Company anticipates logging the Cotton Valley interval shortly. Once the Cotton Valley is logged, the Company will set pipe at 9,500 feet and drill the Haynesville Shale, with preliminary results expected in early October.

About Southern Star Energy.

Southern Star Energy’s strategy is to acquire under-drilled oil and natural gas leases with significant proven development drilling opportunities, and use all available technologies to increase the valuation of the acquired assets. This strategy reduces the Company’s risk, allowing it to build free cash flow for strategic acquisitions. The Company owns a 40% working interest in approximately 5,300 acres in the Sentell Field, located in the heart of the known Cotton Valley trend north of Shreveport, Louisiana. To date, the Company has drilled five successful tests of the Cotton Valley sands, all of which are connected to the market, and producing revenues. The Company embarked on a 10-well development program in the third quarter of 2008, drilling for the Cotton Valley sand and Haynesville Shale. Shareholders and prospective investors and analysts are encouraged to visit the Company’s website: www.ssenergyinc.com to learn more about the Company and the Cotton Valley Trend.

Cautionary Statements to Shareholders

Except for historical information contained herein, this Press Release contains statements that are forward-looking statements within the meaning of the Private Securities Legislation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, but are not limited to: volatility of natural resource prices, product demand, market competition, the anticipated timeline for the completion of drilling operations, the logging of the Cotton Valley interval, the drilling of the Haynesville Shale, the results of drilling operations, risks inherent in the Company’s operations, and the placing of wells into production. The Company makes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable laws or regulatory policies.

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